Exhibit (a)(5)(xiv)

Bristol Myers Squibb and MyoKardia Announce Expiration of HSR Act Waiting Period

NEW YORK & BRISBANE, Calif.--November 4, 2020-–Bristol Myers Squibb (NYSE: BMY) and MyoKardia, Inc. (Nasdaq: MYOK) today announced the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, in connection with Bristol Myers Squibb’s previously announced tender offer to acquire all outstanding shares of MyoKardia for a purchase price of $225.00 per share in cash, or approximately $13.1 billion. The expiration of the waiting period occurred at 11:59 p.m. EST on November 3, 2020.

Expiration of the waiting period under the HSR Act satisfies one of the conditions necessary for the consummation of the transaction, which remains subject to the tender of a majority of the outstanding shares of MyoKardia’s common stock, as well as other customary closing conditions. Unless the tender offer is extended, the offer and withdrawal rights will expire at midnight (New York City time), one minute after 11:59 p.m. New York City time, on November 16, 2020.

About Bristol Myers Squibb

Bristol Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube, Facebook, and Instagram.

About MyoKardia

MyoKardia is a clinical-stage biopharmaceutical company discovering and developing targeted therapies for the treatment of serious cardiovascular diseases. The company is pioneering a precision medicine approach to its discovery and development efforts by 1) understanding the biomechanical underpinnings of disease; 2) targeting the proteins that modulate a given condition; 3) identifying patient populations with shared disease characteristics; and 4) applying learnings from research and clinical studies to inform and guide pipeline growth and product advancement. MyoKardia’s initial focus is on small molecule therapeutics aimed at the proteins of the heart that modulate cardiac muscle contraction to address diseases driven by excessive contraction, impaired relaxation, or insufficient contraction. Among its discoveries are three clinical-stage therapeutics: mavacamten (formerly MYK-461); danicamtiv (formerly MYK-491) and MYK-224.

MyoKardia’s mission is to change the world for people with serious cardiovascular disease through bold and innovative science.

Additional Information and Where to Find It

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the tender offer materials that Bristol Myers Squibb and its acquisition subsidiary filed with the U.S. Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer on October 19, 2020. At the time the tender offer was commenced, Bristol Myers Squibb caused its acquisition subsidiary to file with the SEC a tender offer statement on Schedule TO and MyoKardia filed a solicitation/recommendation statement on Schedule 14D-9. INVESTORS AND MYOKARDIA STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE RELATED SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 FILED BY MYOKARDIA WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SHOULD BE CONSIDERED BY MYOKARDIA’S INVESTORS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement are available at no charge on the SEC’s website: www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents may be obtained free of charge at www.bms.com or by directing a request to Bristol Myers Squibb, Office of the Corporate Secretary, 430 East 29th Street, 14th Floor, New York, New York 10154-0037. A copy of the tender offer statement and the solicitation/recommendation statement are available to all stockholders of MyoKardia free of charge at www.myokardia.com or by contacting MyoKardia at ir@myokardia.com, telephone number 650-351-4690.

In addition to the offer to purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, Bristol Myers Squibb and MyoKardia file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Bristol Myers Squibb or MyoKardia at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Bristol Myers Squibb’s and MyoKardia’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov. INVESTORS AND MYOKARDIA’S STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Cautionary Statement Regarding Forward Looking Statements

This press release contains “forward-looking statements” relating to the acquisition of MyoKardia by Bristol Myers Squibb and the development and commercialization of certain biological compounds. Such forward-looking statements are generally identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions, and such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among other risks are (i) that there can be no guarantee that the acquisition will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the acquisition will be realized, (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement and (iii) unanticipated difficulties or expenditures relating to the proposed transaction, the response of business partners and competitors to the announcement of the proposed transaction and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction. The actual financial impact of this transaction may differ from the expected financial impact described in this press release. In addition, the compounds described in this press release are subject to all the risks inherent in the drug development process, and there can be no assurance that the development of these compounds will be commercially successful. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Bristol Myers Squibb’s business, particularly those identified in the cautionary factors discussion in Bristol Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2019, and its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and in MyoKardia’s most recent Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent quarterly reports filed on Form 10-Q with the SEC, as well as other documents that may be filed by MyoKardia from time to time with the SEC. Neither Bristol Myers Squibb nor MyoKardia undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made

Bristol Myers Squibb

Media:
media@bms.com
609-252-3345

Investors:
Tim Power, 609-252-7509, timothy.power@bms.com
Nina Goworek, 908-673-9711, nina.goworek@bms.com

MyoKardia

Michelle Corral
Executive Director, Corporate Communications and Investor Relations
MyoKardia, Inc.
650-351-4690
ir@myokardia.com

Hannah Deresiewicz (investors)
Stern Investor Relations, Inc.
212-362-1200
hannah.deresiewicz@sternir.com

Julie Normart (media)
W2O
628-213-3754
jnormart@w2ogroup.com